Exhibit 4.2

EXECUTION VERSION

TRACON PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 19, 2014

-i-

TRACON PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 19th day of September, 2014, by and among TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor.”

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Investors’ Rights Agreement dated as of March 28, 2011 between the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least sixty percent (60%) of the Registrable Securities of the Company (as defined in the Prior Agreement) and the Lead Investors (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are purchasing shares of Series B Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith among the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by the parties hereto.

AGREEMENT

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1.                                    Registration Rights.  The Company and the Investors covenant and agree as follows:

1.1                            Definitions.  For purposes of this Section 1:

(a)                               “Affiliated Fund” means, with respect to a Holder, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;

(b)                              “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(c)                               “Excluded Registration” means a registration statement relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered;

(d)                             “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(e)                               “Holder” means any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(f)                                “Lead Investor” means New Enterprise Associates 14, L.P. and any Affiliated Fund;

(g)                              “Major Investor” means any Investor that holds at least 1,000,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like).  A Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds;

(h)                              “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock prior to or in connection with which all the then-outstanding shares of Preferred Stock are converted automatically into shares of Common Stock pursuant to the Company’s Restated Certificate of Incorporation as such Restated Certificate of Incorporation may be amended from time to time (the “Restated Certificate”);

(i)                                  “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(j)                                  “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock held by the Holders and any assignee thereof in accordance with Section 1.12 of this Agreement, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); excluding, however, in all cases any Registrable Securities sold in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement;

(k)                              The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(l)                                  “SEC” means the Securities and Exchange Commission; and

(m)                          “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2                            Request for Registration.

(a)                               If the Company shall receive at any time after the earlier of (i) September 19, 2018, or (ii) six months after the effective date of the initial public offering by the Company of shares of its Common Stock, a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 20 days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered within 20 days after the mailing of such notice by the Company.

(b)                              If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in subsection 1.2(a).  The underwriter will be selected by the Company which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder.  In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering.  Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c)                               Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer or the Chairman of the Board of Directors of the Company (the “Board”) stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than in a Qualified IPO or an Excluded Registration).

(d)                             In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)                                  After the Company has effected two registrations pursuant to this Section 1.2 provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 1.5(a) have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii)                              During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is not the initial public offering of the Company’s securities, in which case, ending on a date 90 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii)                          If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3                            Company Registration.

(a)                               If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in a Qualified IPO or an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered if any stock of the Company is registered.

(b)                              The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such registration shall be borne by the Company, in accordance with Section 1.7 hereof.

1.4                            Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of at least 20% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                               promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                              use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:  (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (v) during the period ending 90 days after the effective date of a registration statement subject to Section 1.3.

(c)                               Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5                            Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                               Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b)                              Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c)                               Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                             Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e)                               Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.

(f)                                In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g)                              Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 180 days or until the distribution described in such registration statement is completed, if earlier.

(h)                              Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.

(i)                                  Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)                                  Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

1.6                            Information From Holders.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7                            Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

1.8                            Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as reasonably agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 35% of the total amount of securities included in such offering, unless such offering is a Qualified IPO, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) any securities held by any stockholder (other than a Holder) be included if any securities held by any selling Holder are excluded.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9                            Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10                    Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)                               To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)                              To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with any untrue statement of material fact furnished in writing (or omission of a material fact required to be stated therein to make the statements therein not misleading) by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)                               Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)                             If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The aggregate amount paid by any Holder pursuant to the indemnity obligation set forth in Section 1.10(b) together with any amount paid pursuant the contribution requirement set forth in this Section 1.10(d) shall in no circumstances exceed the net proceeds from the offering received by such Holder.

(e)                               Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11                    Reports Under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                               make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the Qualified IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                              take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)                               file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)                             furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the Qualified IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12                    Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 1,000,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) (or if the transferring Holder owns less than 1,000,000 shares of such securities (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like), then all Registrable Securities held by the transferring Holder), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13                    Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that grants any registration rights.

1.14                    Lock-Up Agreement.

(a)                               Lock-Up Period; Agreement.  In connection with the Company’s initial public offering and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held prior to the date of such initial public offering, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.  The managing underwriters of the Company’s initial public offering shall be third party beneficiaries of this Section 1.14(a) and shall be entitled to enforce the same.

(b)                              Limitations; Early Release.  The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all at least 1% stockholders enter into similar agreements.  Such obligations do not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.  If the Company or any underwriter waives or terminates the restrictions of any or all lock-up agreements with respect to Company shares, such waiver or termination, as applicable, shall apply pro rata to all Holders, based on the number of shares subject to lock-up agreements.

(c)                               Stop-Transfer Instructions.  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in this Section 1.14).

(d)                             Transferees Bound.  Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

(e)                               Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.15                    Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) with respect to any Holder, at such time after the Company’s initial public offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (ii) upon termination of the Agreement, as provided in Section 3.1.

2.                                    Covenants of the Company.

2.1                            Delivery of Financial Statements.  The Company shall deliver to each Major Investor:

(a)                               as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing approved by the Board;

(b)                              as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)                               within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail and showing variances from the budget and business plan called for in subjection (d) of this Section 2.1;

(d)                             as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget, business and operating plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company; and

(e)                               with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying on behalf of the Company that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board or a committee thereof  determines that it is in the best interest of the Company to do so.

Notwithstanding the foregoing, the Company shall not be obligated under this Subsection 2.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 2.1 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its and its affiliates’ (including for purposes of this Agreement and without limitation attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company); (ii) to any of its or its affiliates’ (affiliate to include for purposes of this Agreement and without limitation any manager or managing member or general partner or management company) existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person or entity that such information is confidential and directs such person or entity to maintain the confidentiality of such information, or (iii) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure (provided, however, that the Investor shall not be required to so notify the Company of any disclosure made in connection with a regulator’s examination or inspection of such Investor or any its affiliates).  Each Investor’s obligation under this Section 2.1 to keep confidential, not disclose, divulge or use confidential information shall terminate on the earlier of the initial public filing of the Company or the declaration or ordering of effectiveness of any registration statement or document by the Company.

2.2                            Inspection.  The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor.

2.3                            Right of First Offer.  Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 2.3, Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds.  A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)                               The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)                              Within 20 days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Preferred Stock issued and held by such Major Investor bears to the total number of shares of Preferred Stock issued and held by all Major Investors.  Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing.  The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Preferred Stock issued and held by such Fully-Exercising Investor bears to the total number of shares of Preferred Stock issued and held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c)                               The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)                             The right of first offer in this Section 2.3 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate) or (ii) any shares of Series B Preferred Stock issued pursuant to the Purchase Agreement, as the same may be amended from time to time.  In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4                            Observer Rights.  The Company shall invite one representative of each of (i) the Lead Investor, (ii) JAFCO Super V3 Investment Limited Partnership and any Affiliated Fund (collectively, “JAFCO”), (iii) ONC Partners, L.P. and Nextech III Oncology, LPCI and any Affiliated Fund (collectively, “Nextech”), (iv) Arcus Ventures Fund, LP (“Arcus”), (v) BHP No. 2 Investment Limited Partnership (“BHP”) and (vi) BMV Direct II LP (“BMV”) (each, a “Board Observer”) to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give each such Board Observer copies of all notices, minutes, consents and all other materials that it provides to the directors; provided, however, that the foregoing rights shall terminate for any investor listed above at such time as such investor holds fewer than 1,000,000 shares of Preferred Stock (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like); and provided, further, however, that the Company reserves the right to withhold any information and to exclude each such Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such Board Observer.  The Company shall reimburse each such Board Observer for reasonable out-of-pocket travel (for economy class and for domestic U.S. travel only), hotel, transport and other reasonable expenses incurred in connection with attending meetings of the Board.  The rights set forth in this Section 2.4 are in addition to the rights of the Lead Investor, JAFCO or Nextech to designate certain members of the Board in accordance with the Restated Certificate and the Amended and Restated Voting Agreement of even date herewith among the Company, the Investors and the other parties listed therein (the “Voting Agreement”).

2.5                            Board Matters.  Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least twice each quarter, with one meeting being in-person and the other meeting being telephonic, in accordance with an agreed-upon schedule.  The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel (business class), hotel, transport and other reasonable expenses incurred in connection with attending meetings of the Board and conducting other Board activities.  The Company shall cause to be established and will maintain an audit committee and a compensation committee, each of which shall (i) consist solely of non-management directors, (ii) shall consist of at least two directors, and (iii) shall include the Series B Director (as defined in the Voting Agreement) and at least one Series A Director (as defined in the Voting Agreement).  One of the Preferred Directors shall be the Chair of the compensation committee.

2.6                            Scientific Advisory Board Matters.  The Company shall maintain a scientific advisory board (the “SAB”) that shall be comprised of individuals approved by the Board.  Each member of the SAB shall be entitled to annual compensation in such amounts as shall be approved by the Board. The Company shall reimburse the members of the SAB for all reasonable out-of-pocket travel (economy class), hotel, transport and other reasonable expenses incurred in connection with attending meetings of the SAB.

2.7                            Insurance.  As of the date hereof, the Company shall have obtained, from financially sound and reputable insurers, Directors and Officers liability insurance, commercial liability insurance and other insurance necessary or advisable to provide coverage for the operations conducted by the Company (the “Insurance Policies”),  each in an amount and on terms and conditions approved by the Board, and will cause such Insurance Policies to be maintained until such time as the Board determines that one or more of such Insurance Policies should be discontinued.

2.8                            Employee/Independent Contractor Agreements.  The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, nonsolicitation and proprietary rights assignment agreement, substantially in the form approved by the Board.  In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, such agreements, without the approval of the Board, including at least one of the Preferred Directors.

2.9                            Employee Stock.  Unless otherwise approved by the Board, including at least one of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 1.14.  In addition, unless otherwise approved by the Board, including at least one of the Preferred

Directors, the Company shall retain a “right of first refusal” on employee transfers until the initial public offering of the Company’s securities and shall have the right to repurchase unvested shares at no greater than cost upon termination of employment or service of a holder of restricted stock.

2.10     Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Restated Certificate, or elsewhere, as the case may be.

2.11     Termination of Covenants.

(a)        The covenants set forth in Sections 2.1 through Section 2.10 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b)        The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.11(a) above.

3.         Miscellaneous.

3.1       Termination.  This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company or a Liquidation Transaction (as defined in the Restated Certificate) pursuant to the Restated Certificate.

3.2       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

3.3       Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4       Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that any amendment, consent, modification or waiver which disproportionately and adversely affects any holder(s) of Registrable Securities vis-a-vis the other such holders shall not be effective and binding unless it has previously been consented to in writing by such affected holder(s); provided, further, that (i) Section 2.4(i) of this Agreement and this clause (i) of this proviso shall not be amended or waived without the written consent of the Lead Investor, (ii) Section 2.4(ii) of this Agreement and this clause (ii) of this proviso shall not be amended or waived without the written consent of JAFCO, (iii) Section 2.4(iii) of this Agreement and this clause (iii) of this proviso shall not be amended or waived without the written consent of Nextech, (iv) Section 2.4(iv) of this Agreement and this clause (iv) of this proviso shall not be amended or waived without the written consent of Arcus, (v) Section 2.4(v) of this Agreement and this clause (v) of this proviso shall not be amended or waived without the written consent of BHP, and (vi) Section 2.4(vi) of this Agreement and this clause (vi) of this proviso shall not be amended or waived without the written consent of BMV.  Notwithstanding the foregoing, (a) Section 2.3 of this Agreement may not be amended or terminated and the observance of any term thereof may not be waived with respect to any Major Investor without the written consent of such Major Investor, unless such amendment, termination, or waiver applies to all Major Investors in the same fashion (it being agreed that a waiver of the provisions of Section 2.3 with respect to a particular transaction shall not be deemed to apply to all Major Investors in the same fashion even if such waiver does so by its terms, if any Major Investors or any of their affiliates purchase securities in such transaction), and (b) this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series B Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5       Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or five (5) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) five (5) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by facsimile, electronic mail or by express courier.  All notices not delivered personally, by facsimile or by electronic mail will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address, electronic mail address or facsimile number specified for such party on the signature page or on Exhibit A hereto, or at such other address, electronic email address or facsimile number as such other party may subsequently modify by written notice.

3.6       Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.7       Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.8       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9       Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10     Aggregation of Stock.  All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

TRACON Pharmaceuticals, Inc.

By:	/s/ Charles P. Theuer
Name: Dr. Charles P. Theuer, M.D., PhD
Title: President and CEO

Address:	8910 University Center Drive Suite 700 San Diego, CA 92122
Fax:	(858) 550-0786

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

JAFCO Super V3 Investment Limited Partnership

By: JAFCO Co., Ltd. Its: General Partner

By:	/s/ Shinichi Fuki

Name:	Shinichi Fuki

Title:	President and CEO

Address:	Otemachi First Square
West Tower 11F, 1-5-1 Otemachi
Chiyoda-ku, Tokyo
100-0004 Japan

Fax:	+81-3-5223-7088

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

ONC Partners, L.P.

By: ONC General Partner Limited Its: General Partner

By:	/s/ Michael Robinson

Name:	Michael Robinson

Title:	Director
c/o 26 New Street
Address:	St Helier
Jersey
JE23RA

Fax:

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Nextech III Oncology, LPCI

By: Nextech III GP Ltd
Its: General Partner

By:	/s/ Alfred Scheidegger /s/ Rudolf Gygax

Name:	Alfed Scheidegger Rudolf Gygax

Title:	Chairman

Address:

Fax:

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Arcus Ventures Fund, LP

By:	/s/ Steven Soignet

Name:	Steven Soignet

Title:	General Partner

Address:	60 E. 42nd St. Ste. 1610
New York, NY 10165

Fax:	212 785-2237

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

BHP No. 2 Investment Limited Partnership

By:	/s/ Takeo Matsumoto

Name:	Takeo Matsumoto

Title:	Manager of General Partner

Address:	Akatsuka Building 2F, 1-2-8,
Higashikanda, Chiyoda-ku,
Tokyo 101-0031, Japan
Fax:	+81 3 3862 4167

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Brookline Tracon Investment Fund II, LLC

By: Brookline TIFMM LLC
Its: Managing Member

By:	/s/ Madding King

Name:	Madding King III

Title:	Managing Member

Address:	2501 20th PL S #275
Bham, AL 35223

Fax:	205 639 5678

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 14, L.P.

By: NEA Partners 14, Limited Partnership
Its: General Partner

By: NEA 14 GP, LTD
Its: General Partner

By:	/s/	Louis S. Citron
Name:		Louis S. Citron
Title:		Chief Legal Officer

Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093
Fax: (410) 752-7721

NEA VENTURES 2014, L.P.

By:	/s/	Louis S. Citron
Name:		Louis S. Citron
Title:		Vice-President
Address: 1954 Greenspring Drive, Suite 600
Timonium, MD 21093
Fax: (410) 752-7721

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Fourth Avenue Capital Partners LP

By:	/s/ Tracy Fu

Name:	Tracy Fu

Title:	Managing Member
c/o QVT Financial LP
Address:	1177 Avenue of the Americas, 9th Floor
New York, NY 10036

Fax:	(212) 705-8820

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

QVT Fund V LP

By:	/s/ Tracy Fu

Name:	Tracy Fu

Title:	Managing Member
c/o QVT Financial LP
Address:	1177 Avenue of the Americas, 9th Floor
New York, NY 10036

Fax:	(212) 705-8820

QVT Fund IV LP

By:	/s/ Tracy Fu

Name:	Tracy Fu

Title:	Managing Member
c/o QVT Financial LP
Address:	1177 Avenue of the Americas, 9th Floor
New York, NY 10036

Fax:	(212) 705-8820

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Bryan White

/s/ Bryan White

Address:

Fax:

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Quintessence Fund L.P.

By:	/s/ Tracy Fu

Name:	Tracy Fu

Title:	Managing Member
c/o QVT Financial LP
Address:	1177 Avenue of the Americas, 9th Floor
New York, NY 10036

Fax:	(212) 705-8820

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

BMV Direct II LP

By:	/s/ Jonathan P. Klassen

Name:	Jonathan P. Klassen

Title:	Senior Vice President

Address:	17190 Bernardo Center Dr
San Diego, CA 92128

Fax:	858-485-9843

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

BioBrit, LLC

By:	/s/ Daniel M. Bradbury

Name:	Daniel M. Bradbury

Title:	Managing Member

Address:	5462 Soledad Road
La Jolla CA 92037

Fax:	858 270 2925

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Blake Wu

/s/ Blake Wu

Address:

Fax:

[Signature Page to Amended and Restated Investors’ Rights Agreement]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Christine Guo

/s/ Christine Guo

Address:

Fax:

[Signature Page to Amended and Restated Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Name/Address/Fax No.	No. of Series A Preferred Shares	No. of Series B Preferred Shares
JAFCO Super V3 Investment Limited Partnership Otemachi First Square, West Tower 11F 1-5-1, Otemachi, Chiyoda-ku Tokyo 100-0004 Japan Attention: Kenji Harada, Ph.D., Senior Manager, Life Science Investment Management Department Facsimile: +81-3-5223-7561	5,000,000	1,036,120
ONC Partners, L.P. 26 New Street, St Helier, JE2 3RA, New Jersey Attention: Michael Robinson	750,000	155,418
Nextech III Oncology, LPCI Scheuchzerstrasse 35 8006 Zurich, Switzerland Attention: Rudolf Gygax Facsimile: +41 (0)44 366 66 10	2,250,000	466,254
Arcus Ventures Fund, LP One Grand Central Place 60 East 42nd Street, Suite 1610 New York, NY 10165 Attention: James Dougherty, M.D., MBA, General Partner Facsimile: (212) 785-2237	1,000,000	207,224
BHP No. 2 Investment Limited Partnership Akatsuka Building 2F 1-2-8 Higashikanda, Chiyoda-ku Tokyo 101-0031, Japan Attention: Takeo Matsumoto Facsimile: +81 3 3862 4167	1,000,000	207,224
Brookline Tracon Investment Fund II, LLC 2501 20th Place South, Suite #275 Birmingham, AL 35223 Attention: Rainer Twiford	1,610,150	934,579

Name/Address/Fax No.	No. of Series A Preferred Shares	No. of Series B Preferred Shares
NEW ENTERPRISE ASSOCIATES 14, L.P. 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attention: Louis Citron, Chief Legal Officer Facsimile: (410) 752-7721		5,373,396
NEA VENTURES 2014, L.P. 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attention: Louis Citron, Vice-President Facsimile: (410) 752-7721		4,559
Fourth Avenue Capital Partners LP c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Oren Eisner and Keith Manchester Facsimile: (212) 705-8820		793,253
QVT Fund V LP c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Oren Eisner and Keith Manchester Facsimile: (212) 705-8820		726,893
QVT Fund IV LP c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Oren Eisner and Keith Manchester Facsimile: (212) 705-8820		123,027
Bryan White		227,946
Quintessence Fund L.P. c/o QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Oren Eisner and Keith Manchester Facsimile: (212) 705-8820		89,218

Name/Address/Fax No.	No. of Series A Preferred Shares	No. of Series B Preferred Shares
BMV Direct II LP 17190 Bernardo Center Drive San Diego, CA 92128 Attention: Jonathan P. Klassen, Senior Vice President Facsimile: (858) 485-9843		1,860,041
BioBrit, LLC 5462 Soledad Road La Jolla, CA 92037 Attention: Daniel M. Bradbury		186,004
Blake Wu		4,559
Christine Guo		4,559
El Coronado Holdings, LLC	79,800
John Kellenyi	53,200
Cynergy Healthcare Investors	26,150
Blaine Spies	10,460
Ken and Jane Wicker	13,075
Scott Renfro	10,460
Barbara Waits Living Trust	13,075
QMO, LLC	27,408

Name/Address/Fax No.	No. of Series A Preferred Shares	No. of Series B Preferred Shares
Paramount BioSciences, LLC 787 7th Avenue New York, NY 10019	406,221
TOTALS:	12,249,999	12,400,274